Exhibit 11.1

                        Ball Corporation and Subsidiaries
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (Millions of dollars except per share amounts)
                                                           Three months ended                Six months ended
                                                      -----------------------------    -----------------------------
                                                       June 30,          July 2,        June 30,          July 2,
                                                         1996             1995            1996             1995
                                                      ------------     ------------    ------------     ------------

Earnings per Common Share - Assuming No Dilution

Net income                                            $     11.8       $     21.9      $     17.3       $     38.2
Preferred dividends, net of tax benefit                     (0.7)            (0.8)           (1.5)            (1.6)
                                                      ------------     ------------    ------------     ------------

Net earnings attributable to common shareholders      $     11.1       $     21.1      $     15.8       $     36.6
                                                      ============     ============    ============     ============

Weighted average number of  common shares
   outstanding (000s)                                     30,222           29,970          30,145           29,966
                                                      ============     ============    ============     ============

Net earnings per share of common stock                $     0.37       $     0.70      $     0.52       $     1.22
                                                      ============     ============    ============     ============

Earnings per Share - Assuming Full Dilution

Net income                                            $     11.8       $     21.9      $     17.3       $     38.2
Adjustments for deemed ESOP cash contribution in
   lieu of Series B ESOP Preferred dividend                 (0.5)            (0.6)           (1.1)            (1.2)
                                                      ------------     ------------    ------------     ------------

Net earnings attributable to common shareholders      $     11.3       $     21.3      $     16.2       $     37.0
                                                      ============     ============    ============     ============

Weighted average number of common shares
   outstanding (000s)                                     30,222           29,970          30,145           29,966
Dilutive effect of stock options                              77              286             100              301
Common shares issuable upon conversion of Series B
   ESOP Preferred stock                                    1,970            2,089           2,015            2,098
                                                      ------------     ------------    ------------     ------------
Weighted average number shares applicable to fully
   diluted earnings per share                             32,269           32,345          32,260           32,365
                                                      ============     ============    ============     ============

Fully diluted earnings per share                      $     0.35       $     0.66      $     0.50       $     1.14
                                                      ============     ============    ============     ============
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